CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 14, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-00823 and 811-04430) of Dreyfus 100% U.S. Treasury Money Market Fund.

ERNST & YOUNG LLP

New York, New York April 25, 2005